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                                                                    EXHIBIT 12.1

                                           Three Months Ended March 31,                     Year Ended December 31,
-----------------------------------------------------------------------     --------------------------------------------------------
               Amounts in 000's                 2005          2004             2004      2003         2002       2001       2000

EARNINGS AS DEFINED:
   Income (Loss) From Continuing Operations
           After Interest Charges            $   (8,511)  $  (43,475)       $  35,635 $ (104,160) $ (294,979) $  35,818  $  (45,264)
   Income Taxes                                  (4,566)     (20,504)          20,631    (44,207)   (161,191)    14,218     (30,193)
                                             ------------------------       --------------------------------------------------------
   Income (Loss) From Continuing Operations
           before Income Taxes                  (13,077)     (63,979)          56,266   (148,367)   (456,170)    50,036     (75,457)

   Fixed Charges                                 91,834      101,865          333,556    388,565     299,824    243,874     209,937
   Capitalized Interest                          (4,603)      (2,173)          (8,587     (5,976)     (5,270)    (2,801)    (10,634)
   Preferred Stock Dividend Requirement          (1,500)      (1,500)          (6,000     (6,000)     (6,000)    (5,692)     (5,383)
                                             ------------------------       --------------------------------------------------------

           Total                             $   72,654   $   34,213        $ 375,235 $  228,222  $ (167,616) $ 285,417  $  118,463
                                             ========================       ========================================================

FIXED CHARGES AS DEFINED:
   Interest Expensed and Capitalized (1)     $   90,334   $  100,365        $ 327,556   $382,565  $  293,824  $ 238,182  $  204,554
   Preferred Stock Dividend Requirement           1,500        1,500            6,000      6,000       6,000      5,692       5,383
                                             ------------------------       --------------------------------------------------------

           Total                             $   91,834   $  101,865        $ 333,556 $  388,565    $299,824  $ 243,874  $  209,937
                                             ========================       =======================================================

RATIO OF EARNINGS TO FIXED CHARGES                    -            -             1.12          -           -       1.17           -

   DEFICIENCY                                $   19,180   $   67,652        $       - $  160,343    $467,440  $       -  $   91,474
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(1)Includes amortization of premiums, discounts, and capitalized debt expense and interest component of rent expense.